CONFIDENTIAL

Project Valentine

Valuation Analysis

January 2, 2013

DAROTH CAPITAL

Disclaimer

These materials have been provided to you by Daroth Capital Advisors LLC ("Daroth") and may not be used or relied upon for any purpose other than for preliminary discussions between Daroth, Dan and Kevin Keane (the "Buyer Group") and the Special Committee (the "Committee") of MOD-PAC Corp ("MOD-PAC" or the "Company"). The information used in preparing these materials was obtained from or through the Committee, the Company or your representatives or from public sources believed to be reliable. Daroth assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates or forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed or discussed with management of the Company or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). These materials were designed for use by specific persons familiar with the business and affairs of the Company and Daroth assumes no obligation to update or otherwise revise these materials. Nothing contained herein shall be construed as tax, accounting or legal advice. You (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by these materials and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and structure. For this purpose, the tax treatment of a transaction is purported or claimed US federal income tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed US federal income tax treatment of the transaction.

Daroth does not provide any tax advice. Any tax advice herein regarding any US federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written to support the marketing or promotion of the transaction(s) or matter(s) to which the statement relates. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

Table of Contents

I. Executive Summary

Executive Summary

Dan and Kevin Keane (the "Buyer Group") and Daroth Capital Advisors LLC ("Daroth") are pleased to meet with the Special Committee of MOD-PAC Corp. ("MOD-PAC" or the "Company") to discuss their offer

- On October 26, 2012, the Buyer Group made a proposal to acquire all outstanding shares of Common Stock and Class B Common Stock not beneficially owned by the Buyer Group. The Buyer Group offered to acquire the shares at a per share price of $7.20
  - This offer price represented a 31% premium to the closing price on October 26th, a 57% premium over the volume-weighted average price during the prior 30 trading days and a 53% premium over the volume-weighted average price during the prior 90 trading days
- Based on extensive valuation and analysis, the Buyer Group believes that the per-share price of $7.20 represents full and fair value to the public shareholders of the Company
- This $7.20 per share offer price represents the highest price paid for the Company's stock in the past 12 months, and also represents the peak pricing since February 1, 2008. The stock has not closed at $7.20 per share since January 25, 2008
- Factors limiting the value of the Company's stock include a lack of equity research coverage, lack of liquidity, lack of institutional interest in small capitalization equity securities and a large control block owned by Buyer Group, which has decided it will not sell at this time
- Since the time of the Buyer Group's offer, MOD-PAC's stock price has risen from a closing price of $5.49 per share on October 26th to a closing price of $6.78 on December 31st. The year-end closing price still represents a 6% discount to the offer price, suggesting that public shareholders do not believe that a higher price is warranted or likely

Executive Summary (cont'd)

The Buyer Group believes the $7.20 per share offer price is fair to the public shareholders based on the valuation techniques illustrated in this presentation

- Daroth and the Buyer Group considered many factors in arriving at the offer price including the following:
  - The review of comparable publicly-traded companies
  - The review of recent comparable M&A transactions
  - Discounted cash flow modeling
  - A review of trading history and market value of MOD-PAC's common stock

- As described in the following presentation, each of these methods indicates a fair value for the Company's stock of $7.20 or less

Executive Summary: Metrics Considered

Given the Company's high levels of capital expenditure and D&A, and the "lumpiness" inherent in the capital expenditures of the business, Daroth believes that EBITDA is not an accurate or reliable metric on which to value MOD-PAC

- More accurate valuations can be determined by using metrics closer to a true representation of MOD-PAC's cash flow. We focused on EBIT and net income as metrics in our comparable company value analysis as they are readily available for publicly traded comparable companies and because they more closely reflect the true earnings power of the business
- MOD-PAC's stock price, EBIT and net income history are below. The scale on the left applies to the Company's stock price, while the scale on the right applies to EBIT and net income. The chart supports the position that MOD-PAC's common stock trades in line with the Company's earnings fundamentals


MOD-PAC Corp. (NasdaqGM:MPAC) - Share Pricing Open: 4.50 High: 7.09 Low: 3.75 Close: 6.80 Avg: 5.47
MOD-PAC Corp. (NasdaqGM:MPAC) - Net Income to Company (LTM) Open: -1.42mm High: 2.34mm Low: -1.42mm Close: 1.06mm Avg: 1.37mm
MOD-PAC Corp. (NasdaqGM:MPAC) - EBIT (LTM) Open: 626,000.00 High: 2.79mm Low: 626,000.00 Close: 1.74mm Avg: 2.05mm
Stock Price
($ per share)
7.00
6.00
5.00
4.00
3.00mm
2.50mm
2.00mm
1.50mm
1.00mm
500,000.00
0.00
-500,000.00
-1.00mm
-1.50mm
EBIT and Net Income
($)
Jan-2010
Apr-2010
Jul-2010
Oct-2010
Jan-2011
Apr-2011
Jul-2011
Oct-2011
Jan-2012
Apr-2012
Jul-2012
Oct-2012

II. Valuation Analysis

Valuation Analysis: Trading Comps Overview

There are no other publicly traded folding carton or printing businesses similar to MOD-PAC's business and market capitalization. The Buyer Group has used two sets of comparables to accurately reflect both the industry-related comparables and the market size related comparables

- As the industry comparables are all significantly larger than MOD-PAC, we have applied a valuation discount to this comparable company set to account for the
  - Lack of liquidity – the stock is thinly traded, averaging approximately 4,275 shares traded per day over the 60 trading days prior to the offer being made
  - Small market capitalization – the Company's market capitalization over the last year has ranged from \$13.8 million to \$24.2 million, which is approximately 0.7% to 1.0% of the average market capitalization range of \$2.0 billion to \$2.5 billion of the publicly traded industry comparables
  - Greater volatility in earnings – MOD-PAC has experienced negative net income in 4 of the past 7 fiscal years[1]
  - Capital intensive business – MOD-PAC does not benefit from the economies of scale of the larger players in the industry and as such the capital expenditures represent a much more significant percentage relative to the Company's earnings

- A second set of comparables has been assembled based on market capitalization and a broader definition of industry. For this comp set, we included publicly traded industrial companies with market capitalizations between \$10 million and \$250 million

- These comp sets imply a value range for MOD-PAC of roughly \$5.00 to \$7.00 per share

1) 7-year period includes fiscal years 2006 through 2011 and 2012 estimated results

Valuation Analysis: Industry Trading Comps

Based on comparable publicly traded companies within the container and packaging industry, MOD-PAC appears to be valued in the $5.00 to $7.00 per share range

Company Name	TEV	LTM Revenue	LTM Net Income	LTM EBIT	LTM EBITDA	TEV / Revenue Multiple [1]	P/Diluted EPS Ratio	TEV / LTM EBIT Multiple	TEV / LTM EBITDA Multiple
AEP Industries Inc. (NasdaqGS:AEPI)	$ 527.4	$ 1,118.5	$ 26.9	$ 51.2	$ 73.6	0.5x	11.8x	10.3x	7.2x
Bemis Company, Inc. (NYSE:BMS)	4,812.3	5,175.5	156.5	406.0	616.8	0.9x	22.2x	11.9x	7.8x
Boise Inc. (NYSE:BZ)	1,441.2	2,528.3	54.9	187.0	336.0	0.6x	14.5x	NM	4.3x
Cascades, Inc. (TSX:CAS)	1,936.9	3,671.4	23.1	95.5	285.4	0.5x	16.6x	20.3x	6.8x
CCL Industries Inc. (TSX:CCL.B)	1,628.4	1,318.7	96.5	150.0	252.4	1.2x	15.1x	10.9x	6.5x
Cenveo Inc. (NYSE:CVO)	1,427.7	1,832.2	(37.7)	145.8	208.2	0.8x	NM	9.8x	6.9x
Clearwater Paper Corporation (NYSE:CLW)	1,407.6	1,878.0	55.8	144.6	222.9	0.7x	16.7x	9.7x	6.3x
Consolidated Graphics, Inc. (NYSE:CGX)	484.1	1,036.4	11.2	25.8	100.1	0.5x	30.4x	18.8x	4.8x
Graphic Packaging Holding Company (NYSE:GPK)	4,110.4	4,335.5	365.3	348.2	619.4	0.9x	6.8x	11.8x	6.6x
Greif, Inc. (NYSE:GEF)	3,348.9	4,269.5	126.1	310.3	465.0	0.8x	20.5x	10.8x	7.2x
International Paper Company (NYSE:IP)	28,494.9	27,125.0	859.0	2,144.0	3,578.0	1.1x	20.7x	13.3x	8.0x
KapStone Paper and Packaging Corporation (NYSE:KS)	1,312.8	1,184.4	126.5	115.1	174.9	1.1x	8.2x	11.4x	7.5x
MeadWestvaco Corporation (NYSE:MWV)	7,016.0	6,155.0	163.0	562.0	962.0	1.1x	24.1x	12.5x	7.4x
Multi-Color Corp. (NasdaqGS:LABL)	793.7	641.9	21.3	64.6	100.0	1.2x	17.6x	12.3x	7.9x
Packaging Corp. of America (NYSE:PKG)	4,404.7	2,761.6	142.3	417.7	588.6	1.6x	26.3x	10.5x	7.5x
Resolute Forest Products Inc. (NYSE:RFP)	1,721.7	4,522.0	28.0	167.0	397.0	0.4x	NM	10.3x	4.3x
Rock-Tenn Co. (NYSE:RKT)	8,217.9	9,207.6	249.1	605.2	1,128.7	0.9x	20.1x	13.6x	7.3x
Schawk Inc. (NYSE:SGK)	417.2	462.3	0.5	22.0	41.0	0.9x	NM	19.0x	10.2x
Sealed Air Corporation (NYSE:SEE)	7,720.5	7,723.0	(1,301.3)	635.7	948.5	1.0x	NM	12.1x	8.1x
Sonoco Products Co. (NYSE:SON)	4,020.1	4,739.8	182.7	379.0	576.4	0.8x	16.5x	10.6x	7.0x
Supremex Inc. (TSX:SXP)	84.6	135.5	(19.1)	16.1	25.8	0.6x	NM	5.3x	3.3x
					25th %ile	**0.6x**	**14.9x**	**10.5x**	**6.5x**
					Average	**0.9x**	**18.0x**	**12.3x**	**6.8x**
					Median	**0.9x**	**17.2x**	**11.6x**	**7.2x**
					75th %ile	**1.1x**	**21.1x**	**12.7x**	**7.5x**
MOD-PAC Corp. (NasdaqGM:MPAC) LTM 9/30/12 [2]	$ 18.41	$ 57.22	$ 1.07	$ 1.74	$ 4.62	0.3x	16.8x	10.6x	4.0x
MOD-PAC Corp. (NasdaqGM:MPAC) 2012E [2]	$ 18.41	$ 58.17	$ 1.52	$ 2.45	$ 5.65	0.3x	12.1x	7.5x	3.3x
			Implied Multiple Range for MOD-PAC [3]		**Low**	**N/A**	**10.2x**	**7.5x**	**3.7x**
					High	**N/A**	**14.3x**	**9.1x**	**4.3x**
			Implied EV Range of MOD-PAC		**Low**	**N/A**	**$ 15.0**	**$ 18.5**	**$ 20.8**
					High	**N/A**	**21.3**	**22.4**	**24.2**
			Implied Equity Value Range of MOD-PAC [4]		**Low**	**N/A**	**$ 15.5**	**$ 19.0**	**$ 21.3**
					High	**N/A**	**21.8**	**22.8**	**24.7**
			Implied Stock Price Range of MOD-PAC		**Low**	**N/A**	**$ 4.64**	**$ 5.62**	**$ 6.25**
					High	**N/A**	**6.39**	**6.67**	**7.16**

Notes

1) *Due to relatively low margins, a revenue multiple valuation is not meaningful for MOD-PAC*
2) *MOD-PAC valuation based on pre-offer equity value of $5.49 per share on 10/26/2012*
3) *Based on historic average discounts of 32%, 28% and 43% discount for P/E, TEV/EBIT and TEV/EBITDA respectively. See appendix for details*
4) *Equity value is TEV adjusted for approximately $3.1 million in cash and approximately $2.7 million in debt and capital leases. The capital lease is $1.8 million due in 2023 with 10% interest payments, which equates to a present value of approximately $2.6 million using a 4.5% discount rate based on available mortgage rates.*

Daroth Capital

Valuation Analysis: Expanded Sector Trading Comps

Based on comparable publicly traded companies more similar in size to MOD-PAC within the expanded industrials industry, MOD-PAC appears to be valued in the $5.00 to $7.00 range

Company Name [1]	TEV	LTM Revenue	LTM Net Income	LTM EBIT	LTM EBITDA	TEV / Revenue Multiple [2]	P/Diluted EPS Ratio	TEV / LTM EBIT Multiple	TEV / LTM EBITDA Multiple
					25th %ile	0.4x	9.0x	6.7x	4.8x
					Average	1.0x	15.5x	9.8x	6.9x
					Median	0.8x	13.4x	8.9x	6.5x
					75th %ile	1.1x	22.5x	12.2x	8.1x
MOD-PAC Corp. (NasdaqGM:MPAC) LTM 9/30/12 [3]	$ 18.41	$ 57.22	$ 1.07	$ 1.74	$ 4.62	0.3x	16.8x	10.6x	4.0x
MOD-PAC Corp. (NasdaqGM:MPAC) 2012E [3]	$ 18.41	$ 58.17	$ 1.52	$ 2.45	$ 5.65	0.3x	12.1x	7.5x	3.3x
			Implied Multiple Range for MOD-PAC		Low	N/A	9.0x	6.7x	4.8x
					High	N/A	15.5x	9.8x	6.9x
			Implied EV Range of MOD-PAC		Low	N/A	$ 13.2	$ 16.4	$ 27.1
					High	N/A	23.1	24.0	39.0
			Implied Equity Value Range of MOD-PAC [4]		Low	N/A	$ 13.7	$ 16.9	$ 27.6
					High	N/A	23.6	24.5	39.5
			Implied Stock Price Range of MOD-PAC		Low	N/A	$ 4.13	$ 5.04	$ 7.95
					High	N/A	6.88	7.11	11.05

Notes

1) *See appendix for list of companies included*
2) *Due to relatively low margins, a revenue multiple valuation is not meaningful for MOD-PAC*
3) *MOD-PAC valuation based on pre-offer equity value of $5.49 per share on 10/26/2012*
4) *Equity value is TEV adjusted for approximately $3.1 million in cash and approximately $2.7 million in debt and capital leases. The capital lease is $1.8 million due in 2023 with 10% interest payments, which equates to a present value of approximately $2.6 million using a 4.5% discount rate based on available mortgage rates.*

Valuation Analysis: M&A Comps

Comparable M&A transaction data was provided by GF Data, which collects non-public data from private equity firms and other private buyers, and through searching for publicly disclosed transaction details

- While a limited data set lead to a wide range of potential values, the GF Data did show
  - Comparably sized companies in the printing industry since 2004 have been sold at an average of 4.5x EBITDA
  - In the folding paperboard box manufacturing industry, which includes some larger transactions, the average sale multiple has been 5.6x EBITDA since 2003
  - Recent data from GF Data shows multiples for smaller transactions in the $10 million to $25 million enterprise value range are approximately 2.0x TEV / EBITDA multiple lower than larger $100 million to $250 million enterprise value transactions

- While there are not many details on transactions specifically within the paperboard and packaging industry of comparable size, expanding transactions to the industrial industry provided some comparable sized transactions on the following page

Valuation Analysis: M&A Comps (cont'd)

DAROTH CAPITAL

The EBIT multiples for industrial companies with total enterprise values of $10 million to $60 million over the past 2 years show an expected stock price valuation range for MOD-PAC of approximately $4.75 to $6.00 per share

Announced Date	Target/Issuer	Buyers/Investors	Transaction Value	Implied EV	Target Revenue	Target EBITDA	Target EBIT	TEV / Revenue	TEV / EBITDA	TEV / EBIT
11/02/2012	PRT Growing Services Ltd. (TSX:PRT)	Mill Road Capital	45.14	35.73	32.97	5.68	2.72	1.4x	7.9x	16.6x
08/13/2012	Lee-Var, Inc.	Synalloy Corp. (NasdaqGM:SYNL)	38.75	37.93	28.68	4.55	3.94	1.4x	8.5x	9.8x
06/01/2012	Fastener Distribution and Marketing Company, Inc.	Precision Aerospace Components, Inc. (OTCPK:PAOS)	14.08	14.08	22.78	1.18	1.14	0.6x	11.9x	12.4x
04/02/2012	Curtiss-Wright Corp., Heat Treatment Business	Bodycote Thermal Processing, Inc.	52.0	52.0	38.5	-	7.7	1.4x	N/A	6.8x
03/06/2012	Thirdcoast Limited	Parrish & Heimbecker, Limited	34.79	35.81	26.5	5.81	4.06	1.3x	6.0x	8.6x
02/10/2012	Babco Industrial Corp.	Opta Minerals Inc. (TSX:OPM)	17.92	17.92	12.97	-	2.53	1.4x	N/A	7.1x
11/29/2011	Creative Door Services Ltd.	Overhead Door Corporation	43.7	43.7	60.14	-	6.09	0.7x	N/A	7.2x
11/01/2011	GEL Industries, Inc.	SIFCO Industries Inc. (AMEX:SIF)	24.09	20.81	16.29	3.0	2.77	1.5x	8.0x	8.7x
08/05/2011	Hamon Deltak, Inc.	Hamon Corporation	31.0	31.0	37.67	-	8.78	0.8x	N/A	3.5x
08/01/2011	North American Breaker Co., Inc.	Signature Group Holdings Inc (OTCPK:SGGH)	35.03	35.0	29.33	6.48	6.4	1.2x	5.4x	5.5x
07/28/2011	Right Landata, Inc.	The KEYW Corporation	30.0	30.0	22.32	9.81	8.72	1.3x	3.1x	3.4x
07/05/2011	Cannon Services Ltd.	Forum Energy Technologies, Inc. (NYSE:FET)	58.34	58.34	29.68	-	7.78	2.0x	N/A	7.5x
05/16/2011	Delta Towing, LLC	Crosby Marine Transportation, LLC	30.0	30.0	32.65	-	(1.73)	0.9x	N/A	NM
05/01/2011	Pro-Clean of Arizona, Inc.	Swisher Hygiene Inc. (NasdaqGS:SWSH)	21.39	21.39	19.49	0.806	0.356	1.1x	NM	NM
04/06/2011	AML Communications Inc.	Microsemi Corporation (NasdaqGS:MSCC)	27.97	23.25	15.82	2.68	1.88	1.8x	10.4x	14.9x
03/28/2011	Damar Machine Company	Senior plc (LSE:SNR)	25.5	25.5	25.6	-	3.1	1.0x	N/A	8.2x
03/24/2011	Stewart & Stevenson EMDSI LLC	Stewart & Stevenson, LLC	45.22	38.94	24.96	1.36	(1.1)	1.8x	NM	NM
03/09/2011	The Paterson Group Inc.	Hill & Smith Holdings PLC (LSE:HILS)	45.0	45.0	59.6	8.5	8.2	0.8x	5.3x	5.5x
02/07/2011	Wood Flowline Products, Inc.	Forum Energy Technologies, Inc. (NYSE:FET)	58.0	58.0	28.52	-	8.21	2.0x	N/A	7.1x

		TEV / Revenue	TEV / EBITDA	TEV / EBIT
	25th %ile	1.0x	5.4x	6.4x
	Mean	1.3x	7.4x	8.3x
	Median	1.3x	7.9x	7.3x
	75th %ile	1.5x	8.5x	9.0x
Implied Multiple Range for MOD-PAC	**Low**	**N/A**	**5.4x**	**6.4x**
	High	**N/A**	**7.4x**	**8.3x**
Implied EV Range of MOD-PAC	**Low**	**N/A**	**$ 30.6**	**$15.8**
	High	**N/A**	**41.8**	**20.3**
Implied Equity Value Range of MOD-PAC	**Low**	**N/A**	**$ 31.1**	**$16.2**
	High	**N/A**	**42.3**	**20.8**
Implied Stock Price Range of MOD-PAC	**Low**	**N/A**	**$ 8.88**	**$4.86**
	High	**N/A**	**11.77**	**6.11**

Valuation Analysis: Discounted Cash Flow Model

In preparing our analysis, we have relied on the financial projections provided by the Buyer Group

Project Valentine - DCF Analysis

($ in millions)

	Actual				Projections (Beginning Q4 2012)				
	2009	2010	2011	2012E	2013	2014	2015	2016	2017
Revenue	$ 48.9	$ 48.7	$ 56.2	$ 58.2	$ 58.9	$ 60.7	$ 62.5	$ 64.4	$ 66.3
% Growth	*0.0%*	*-0.4%*	*15.4%*	*3.5%*	*1.3%*	*3.0%*	*3.0%*	*3.0%*	*3.0%*
Cost of Goods	41.4	40.0	45.9	48.1	47.8	49.0	50.6	52.5	54.6
% of Sales	*84.6%*	*82.0%*	*81.7%*	*82.7%*	*81.1%*	*80.8%*	*81.0%*	*81.6%*	*82.4%*
Gross Profit	**$ 7.5**	**$ 8.8**	**$ 10.3**	**$ 10.1**	**$ 11.1**	**$ 11.7**	**$ 11.9**	**$ 11.8**	**$ 11.7**
Gross Margin	*15.4%*	*18.0%*	*18.3%*	*17.3%*	*18.9%*	*19.2%*	*19.0%*	*18.4%*	*17.6%*
SG&A	7.5	7.1	7.5	7.6	7.4	7.3	7.5	7.7	7.9
% of Sales	*12.0%*	*11.8%*	*9.2%*	*8.5%*	*7.5%*	*7.5%*	*7.5%*	*7.5%*	*7.5%*
EBIT	**$ 0.0**	**$ 1.7**	**$ 2.8**	**$ 2.4**	**$ 3.7**	**$ 4.4**	**$ 4.4**	**$ 4.1**	**$ 3.8**
EBIT Margin	*0.1%*	*3.5%*	*5.0%*	*4.2%*	*6.3%*	*7.2%*	*7.0%*	*6.4%*	*5.7%*
EBIT * (1-tax rate)					$ 2.4	$ 2.8	$ 2.8	$ 2.7	$ 2.5
Capex					(1.8)	(1.8)	(1.9)	(1.9)	(2.0)
Depreciation					2.7	2.1	2.0	2.1	2.4
Change in Working Capital					(1.0)	(0.3)	(0.3)	(0.4)	(0.4)
FCFF					$ 2.4	$ 2.9	$ 2.6	$ 2.5	$ 2.4
Discounted Values					2.0	2.1	1.7	1.4	1.1
Terminal Value									19.0
DCF Value of Firm					$ 16.9				
(-) Net Debt [2]					0.5				
(+) Option Exercise Proceeds					1.9				
Equity Value					**$ 19.3**				
Diluted Shares Outstanding					3,700,011				
Implied Stock Price					**$ 5.21**				

Assumptions	
Tax Rate	35.00%
Discount Rate [1]	16.22%
Growth Rate in Perpetuity	3.00%

(1) Cost of capital assumes (i) optimal capital structure of 40% debt and 60% equity, (ii) MPAC 5yr Beta of 1.27, (iii) equity risk premium of 6% and cost of equity size discount of 12.06% per Ibbotson SBBI Valuation Yearbook, (iv) long term risk free rate of 4%, and (v) pre-tax cost of debt of 7.7% based on comparable B rating long term debt

(2) Net debt represents (i) cash balance of $3.1mm, (ii) short term debt of approximately $0.1mm and (iii) net present value of a $1.8 million capital lease due in 2023 with 10% interest payments, which equates to a present value of approximately $2.6mm using a 4.5% discount rate based on available mortgage rates

Valuation Analysis: Valuation Range Summary

Results of the various valuation analyses reveals an estimated stock price valuation range for the Company of approximately $5.75 to $6.75 (1)



Stock Price
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
EBIT Trading Comps
EBITDA Trading Comps
P/E Trading Comps
Small Cap Trading Comps
Public M&A Comps EBIT(2)
Private M&A Comps EBITDA(2)
DCF

1) *All multiples were derived from LTM data but have been applied to estimated, full year 2012 MOD-PAC results*
2) *The public M&A comps are from publicly disclosed transactions whereas the private M&A comps are from GF Data, which collects transaction data on private equity and other private transactions*

Valuation Analysis: Stock Price Performance and Activity

The Company's trading history suggests that common stockholders do not believe that MOD-PAC's common stock is worth more than $7.20 per share

- Volume weighted average stock prices over the past 1, 3 and 5 years have been $4.92, $5.53 and $5.91 respectively
- The $7.20 offer price represents a premium of approximately 31.0% to the Company's closing price on October 26, 2012 and a premium of approximately 57.0% to the volume-weighted average price during the last 30 trading days and a premium of 53% to the volume-weighted average price during the last 90 trading days


$7.50
$7.00
$6.50
$6.00
$5.50
$5.00
$4.50
$4.00
$3.50
$3.00
400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
0
Dec-09
Feb-10
Mar-10
May-10
Jun-10
Aug-10
Sep-10
Nov-10
Dec-10
Feb-11
Mar-11
May-11
Jun-11
Aug-11
Sep-11
Oct-11
Dec-11
Jan-12
Mar-12
Apr-12
Jun-12
Jul-12
Sep-12
Oct-12
Dec-12
MOD-PAC Corp. (NasdaqGM:MPAC) - Volume
MOD-PAC Corp. (NasdaqGM:MPAC) - Volume
Offer Price

III. Next Steps

Next Steps

The Buyer Group believes the offer is fair to the shareholders and in their and the Company's interest. We would like to move forward and arrange financing to consummate this acquisition

- In order to raise the financing, we need to know that the Special Committee is prepared to accept our offer
- The financing markets appear receptive to providing capital, but it is unclear for how much longer the financing markets will remain open
- We believe time is of the essence in order to not miss this financing market window

IV. Appendix

Appendix: Historical Trading Multiple Discount

- MOD-PAC enterprise value to EBITDA has historically traded at a consistent discount in the range of approximately 50% to 70% of the ratio of the paper and packaging company index, during the latest 24 months
  - The average discount over the 24 month period has been 28%


MOD-PAC % of Peers - EBITDA Multiple
80%
70%
60%
50%
40%
30%
20%
10%
0%

- MOD-PAC enterprise value to EBIT has historically traded at a consistent discount in the range of approximately 60% to 80% of the ratio of the paper and packaging company index, during the latest 24 months
  - The recent improved multiple relative to the market stemmed mostly from a drop-off in EBIT performance
  - The average discount over the 24 month period has been 43%


MOD-PAC % of Peers - EBIT Multiple (1)
140%
120%
100%
80%
60%
40%
20%
0%

1) *Due to the precipitous earnings drop, EBIT has been adjusted to reflect historical earnings power of the Company. The dotted line reflects the actual values during the period of reduced operating earnings*

Appendix: Historical Trading Multiple Discount (cont'd)

- MOD-PAC price to earnings ratio has historically traded at a consistent discount in the range of approximately 60% to 85% of the ratio of the paper and packaging company index, during the latest 24 months
  - The recent improved multiple relative to the market stemmed mostly from a drop-off in earnings
  - The average discount over the 24 month period has been 32%


MOD-PAC % of Peers - P/E Ratio (1)
160%
140%
120%
100%
80%
60%
40%
20%
0%
Dec-10
Jan-11
Feb-11
Mar-11
Apr-11
May-11
Jun-11
Jul-11
Aug-11
Sep-11
Oct-11
Nov-11
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12
Jul-12
Aug-12
Sep-12
Oct-12
Nov-12

1) *Due to the precipitous earnings drop, earnings has been adjusted to reflect historical earnings power of the Company. The dotted line reflects the actual values during the period of reduced earnings*

Appendix: Expanded Trading Comps Peer Group List

The companies listed below are included in the expanded sector trading comparables analysis

Company	Industry
Magnetek Inc. (NasdaqGM:MAG)	Electrical Components & Equipment
EnviroStar, Inc. (AMEX:EVI)	Trading Companies & Distributors
Helijet International Inc. (TSXV:HJI)	Airlines
Huaxing Machinery Corp. (TSXV:HUA)	Industrial Machinery
Semcan Inc. (TSXV:STT)	Industrial Machinery
Jewett-Cameron Trading Co. Ltd. (NasdaqCM:JCTC.F)	Building Products
Circa Enterprises Inc. (TSXV:CTO)	Electrical Components & Equipment
Goldfield Corp. (AMEX:GV)	Construction & Engineering
Chicago Rivet & Machine Co. (AMEX:CVR)	Industrial Machinery
SL Industries Inc. (AMEX:SLI)	Electrical Components & Equipment
Supremex Inc. (TSX:SXP)	Paper Products
Hurco Companies Inc. (NasdaqGS:HURC)	Industrial Machinery
Erickson Air-Crane Incorporated (NasdaqGM:EAC)	Trading Companies & Distributors
UFP Technologies, Inc. (NasdaqCM:UFPT)	Paper Packaging
Allied Motion Technologies Inc. (NasdaqGM:AMOT)	Electrical Components & Equipment
Exco Technologies Ltd. (TSX:XTC)	Industrial Machinery
Espey Mfg. & Electronics Corp. (AMEX:ESP)	Electrical Components & Equipment
Aerosonic Corp. (AMEX:AIM)	Aerospace & Defense
Eastern Co. (NasdaqGM:EML)	Industrial Machinery
CPI Aerostructures Inc. (AMEX:CVU)	Aerospace & Defense
Pro trans Ventures Inc. (TSXV:PVI)	Trucking
Breeze-Eastern Corporation (AMEX:BZC)	Aerospace & Defense
Sigma Industries, Inc. (TSXV:SSG)	Construction & Farm Machinery & Heavy Trucks
Sparton Corp. (NYSE:SPA)	Aerospace & Defense
Air T Inc. (NasdaqCM:AIRT)	Air Freight & Logistics
Art's-Way Manufacturing Co. Inc. (NasdaqCM:ARTW)	Construction & Farm Machinery & Heavy Trucks
Hammond Manufacturing Co. Ltd. (TSX:HMM.A)	Electrical Components & Equipment
Met-Pro Corp. (NYSE:MPR)	Industrial Machinery
Servotronics Inc. (AMEX:SVT)	Electrical Components & Equipment
WaterFurnace Renewable Energy, Inc. (TSX:WFI)	Building Products
Novik Inc. (TSXV:NVK)	Building Products
AeroCentury Corp. (AMEX:ACY)	Trading Companies & Distributors

Company	Industry
Orbit International Corp. (NasdaqCM:ORBT)	Electrical Components & Equipment
Bri-Chem Corp. (TSX:BRY)	Trading Companies & Distributors
Badger Daylighting Ltd. (TSX:BAD)	Construction & Engineering
WSI Industries Inc. (NasdaqCM:WSCI)	Industrial Machinery
Transcat Inc. (NasdaqGM:TRNS)	Trading Companies & Distributors
Manitex International, Inc. (NasdaqCM:MNTX)	Construction & Farm Machinery & Heavy Trucks
Taylor Devices Inc. (NasdaqCM:TAYD)	Industrial Machinery
Cordy Oilfield Services Inc. (TSXV:CKK)	Construction & Engineering
Sun Hydraulics Corp. (NasdaqGS:SNHY)	Industrial Machinery
SIFCO Industries Inc. (AMEX:SIF)	Aerospace & Defense
Discovery Air Inc. (TSX:DA.A)	Airlines
Richards Packaging Income Fund (TSX:RPI.UN)	Metal & Glass Containers
Edac Technologies Corp. (NasdaqCM:EDAC)	Aerospace & Defense
Dynamic Materials Corp. (NasdaqGS:BOOM)	Industrial Machinery
H. Paulin & Co. Ltd. (TSX:PAP.A)	Industrial Machinery
General Donlee Canada Inc (TSX:GDI)	Aerospace & Defense
Reko International Group Inc. (TSXV:REK)	Industrial Machinery
American Science & Engineering Inc. (NasdaqGS:ASEI)	Aerospace & Defense
Canadream Corp. (TSXV:CDN)	Trucking
Graham Corp. (AMEX:GHM)	Industrial Machinery
Rand Logistics, Inc. (NasdaqCM:RLOG)	Marine
PFB Corp. (TSX:PFB)	Building Products
Douglas Dynamics, Inc. (NYSE:PLOW)	Construction & Farm Machinery & Heavy Trucks
OmegaFlex, Inc. (NasdaqGM:OFLX)	Industrial Machinery
Alpha Pro Tech Ltd. (AMEX:APT)	Building Products
Atlantis Systems Corp. (TSXV:AIQ.H)	Aerospace & Defense
Gemini Corp. (TSXV:GKX)	Construction & Engineering
Patriot Transportation Holding Inc. (NasdaqGS:PATR)	Trucking
Savaria Corp. (TSX:SIS)	Industrial Machinery
Commercial Solutions Inc. (TSX:CSA)	Trading Companies & Distributors
International Shipholding Corp. (NYSE:ISH)	Marine